EXHIBIT 99

  Internet Address:  http://www.rdgbat.com


  FOR IMMEDIATE RELEASE                   Contact:  Mr. Charles R. Ofner
                                                          (713) 496-5000

  Reading & Bates Drilling Co. President L.E. (Sonny) Voss, Jr., Retires
                      Andrew Bakonyi Named President

  November  25,  1996, Houston,  Texas....Reading  &  Bates  Corporation
  (RB-NYSE) announced today that L.E. (Sonny) Voss, Jr., age 57, had elected to retire effective December 1, 1996 from its wholly owned subsidiary, Reading & Bates Drilling Co., under terms of his employment contract. Paul B. Loyd, Jr., the Company's Chairman, President and CEO said, "On behalf of Reading & Bates, I wish to thank Mr. Voss for his 28 years of service with Reading & Bates, during which time he rose from the position of driller to President of Reading & Bates Drilling Co. My personal association with Sonny goes back quite a few years with our having first worked together in 1973 in West Africa and there is no doubt in my mind that Sonny's extensive operational experience and sound advice will be sorely missed. We wish him the best during his upcoming retirement."

  Reading & Bates Drilling Co. has named Andrew Bakonyi as its President, effective December 1, 1996. Andrew Bakonyi is currently Senior Vice President and Regional Manager for Reading & Bates Drilling Co, and is based in Aberdeen, Scotland. He joined Reading & Bates in 1977 as Operations Engineer and has served in numerous engineering and operational management positions both overseas and in Houston. Andrew is a graduate of the University of Adelaide, South Australia with a BS in Electrical Engineering. Mr. Voss has agreed to remain with the Company in a consulting capacity until Andrew's transition and relocation to Houston is completed in first quarter of 1997.

  Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services and subsea and floating production systems to the upstream offshore oil and gas industry worldwide.
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